EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2022 relating to the financial statements of The ONE Group Hospitality, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of The ONE Group Hospitality, Inc. and subsidiaries for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 27, 2022